UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2012 (August 10, 2012)

WORTHINGTON INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-8399 (Commission File Number)	31-1189815 (IRS Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (614) 438-3210

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
and
Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 10, 2012, Worthington Industries, Inc. (the “Company”) entered into a Note Agreement (the “Note Agreement”) with The Prudential Insurance Company of America, Pruco Life Insurance Company of New Jersey, Pruco Life Insurance Company, Prudential Arizona Reinsurance Universal Company, Prudential Annuities Life Assurance Corporation, The Prudential Life Insurance Company, Ltd. and The Gibraltar Life Insurance Co., Ltd. (collectively, the “Note Purchasers”) pursuant to which the Company  issued $150 million aggregate principal amount of  unsecured 4.60% Senior Notes due August 10, 2024 (the “2024 Senior Notes”) to the Note Purchasers in  a private placement.

The 2024 Senior Notes are senior unsecured obligations of the Company and rank equal in right of payment with the Company’s existing and future unsecured and unsubordinated indebtedness.  Interest on the 2024 Senior Notes will accrue at the rate of 4.60% per annum and is payable quarterly on February 10, May 10, August 10 and November 10 in each year, commencing with November 10, 2012, until the principal has become due and payable.  The 2024 Senior Notes mature on August 10, 2024.

The 2024 Senior Notes are subject to prepayment only with respect to a required offer to prepay the 2024 Senior Notes in the event of a change of control of the Company;  prepayments, at the option of the Company, in accordance with the terms of the Note Agreement, at 100% of the principal amount to be prepaid plus accrued interest and the defined “Yield-Maintenance Amount”, if any, with respect to the 2024 Senior Notes at the time of prepayment; or upon acceleration in event of a default under the terms of the Note Agreement.

The terms of the Note Agreement provide for customary representations and warranties and affirmative covenants and also contain customary negative covenants providing limitations subject to negotiated carve-outs.

The Note Agreement requires that the ratio (the “Interest Coverage Ratio”), for the Company and its subsidiaries on a consolidated basis, of (i) consolidated EBITDA for four consecutive fiscal quarters of the Company, taken as a single accounting period, to (ii) consolidated interest expense for such period, calculated as of the end of each fiscal quarter of the Company, not be less than 3.00:1, subject to adjustment as provided in the Note Agreement in the event that there is a comparable financial covenant contained in the Company’s Credit Agreement, dated as of May 4, 2012 (the “2012 Credit Agreement”), which would be more favorable to the holders of the 2024 Senior Notes.  In addition, the Note Agreement requires that the ratio, for the Company and its subsidiaries on a consolidated basis, of (a) consolidated indebtedness to (b) consolidated indebtedness plus consolidated shareholders’ equity, calculated as of the end of each fiscal quarter of the Company, not be greater than 60%, subject to adjustment as provided in the Note Agreement in the event that there is a comparable financial covenant contained in the 2012 Credit Agreement which would be more favorable to the holders of the 2024 Senior Notes.

The terms of the Note Agreement include customary events of default such as payment defaults; material inaccuracies in representations or warranties; unremedied covenant defaults; bankruptcy, insolvency or occurrence of a similar event; cross-defaults to other material indebtedness; uninsured material judgments; and the occurrence of defined “ERISA Events” which could reasonably be expected to result in a material adverse effect.  Upon the occurrence of an event of default, the holders of the 2024 Senior Notes may, among other things, declare the 2024 Senior Notes held by them due and payable immediately.

The foregoing description of the Note Agreement is qualified in its entirety by reference to the full and complete terms of the Note Agreement, which is included as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

A subset of the Note Purchasers have also purchased $50 million aggregate principal amount of notes from the Company's 50% owned joint venture, Worthington Armstrong Venture.  These notes mature December 31, 2021.

Item 8.01.      Other Events.

On August 10, 2012, the Company issued a news release announcing the issuance of the 2024 Senior Notes.  The news release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(a)-(c)           Not applicable.

(d)           Exhibits:

Exhibit No.	Description

4.1	Note Agreement, dated as of August 10, 2012, between Worthington Industries, Inc. and The Prudential Insurance Company of America, Pruco Life Insurance Company of New Jersey, Pruco Life Insurance Company, Prudential Arizona Reinsurance Universal Company, Prudential Annuities Life Assurance Corporation, The Prudential Life Insurance Company, Ltd. and The Gibraltar Life Insurance Co., Ltd.

99.1	News Release issued by Worthington Industries, Inc. on August 10, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.

Date: August 15, 2012
By: /s/ Dale T. Brinkman
Dale T. Brinkman, Vice President – Administration, General Counsel and Secretary